Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the PLC Systems, Inc. 2005 Stock Incentive Plan, of our report dated March 14, 2008 relating to the consolidated financial statements and schedule of PLC Systems, Inc. for each of the years in the three year period ended December 31, 2007, which is included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

/s/ Vitale, Caturano & Company, Ltd.

Boston, Massachusetts
September 17, 2008